Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Credit Suisse First Boston (USA), Inc.:

We consent to the use of our report dated May 19, 2004, with respect to the consolidated statements of financial condition of Credit Suisse First Boston (USA), Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Form 8-K of Credit Suisse First Boston (USA), Inc., dated March 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report contains an explanatory paragraph that refers to a transaction accounted for in a manner similar to pooling-of-interests.  In addition, our report refers to changes in accounting for variable interest entities, share-based compensation, and presentation of segment information.

New York, New York

June 4, 2004